Exhibit 1.4

Pivotal Showcases Customer Successes at Big Builder 2005

The CRM system of choice for volume homebuilders available for first – hand demonstration at Big Builder

FOR IMMEDIATE RELEASE

Vancouver, BC – October 26, 2005 - Pivotal Corporation, a leading Customer Relationship Management (CRM) solution provider and the CRM division of CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA) today announced that it will showcase customer successes and conduct first-hand demonstrations of Pivotal Homebuilder Front Office during Big Builder 2005 November 2-4, 2005, in Las Vegas, NV.

With 2 of the top 6 largest homebuilders in America as customers and close integration to the most popular enterprise resource planning packages, Pivotal Homebuilder Front Office is rapidly becoming the CRM system of choice for America’s volume homebuilders. Pivotal is the only CRM software system designed specifically to handle the complete marketing automation, lead management, sales automation and customer care cycles of volume homebuilders – from the first point of interest on a Website through the complete sales cycle to the handling of service and warranty requests years after a home is purchased. Built on an enterprise-class, Microsoft-based platform, it offers industry-specific functionality, while still providing the flexibility to support each homebuilder’s unique business processes and operations. It also features extensive integration to Microsoft Office, including Microsoft Outlook, a user friendly interface, and integration to back-office systems including Oracle/PeopleSoft.

For more information, or a complete demonstration of Pivotal Homebuilder Front Office, please visit Pivotal during Big Builder 2005 or visit Pivotal on the Web at:
http://www.pivotal.com/products/realestate/pivotal.asp

About Pivotal

Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins, and customer loyalty. More than 1,800 companies around the world have licensed Pivotal, including Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, ESRI, AvMed Health Plans, Sharp Electronics Corporation, and CMS Cameron McKenna.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

About CDC Software

CDC Software, the software unit of CDC Corporation, offers a broad range of software solutions for mid-sized enterprises. These products are utilized by approximately 3,500 customers worldwide.

For more information about CDC Corporation and CDC Software, please visit the website www.cdccorporation.net.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of Pivotal software and services to fit the complex processes and industry-specific data models, workflows, and end-user requirements of each unique organization .These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the ability of staff to utilize the information generated with Pivotal CRM. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation (formerly, chinadotcom corporation), including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005 (and amended on October 11, 2005). All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.